Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.Form F-3 (File No. 333-266874); and

2.Form S-8 (File No. 333-257263)

of VIQ Solutions Inc. (the “Company”) of our report dated March 30, 2023, with respect to the consolidated statements of financial position of the Company as at December 31, 2022 and the consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cashflow for the year ended December 31, 2022, included in this Annual Report on Form 20-F for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

March 31, 2023